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                                  EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


    We consent to the reference to our firm under the caption "Experts" in Amendment No. 2 to the Registration Statement (Form S-3, no. 333-92577) of Affymetrix, Inc. for the registration of $150,000,000 of 5% Convertible Subordinated Notes Due 2006 (the "Notes") and 1,219,515 shares of its Common Stock issuable upon conversion of the Notes and to the incorporation by reference therein of our report dated January 29, 1999 (except for Note 11, as to which the date is March 25, 1999) with respect to the financial statements and schedule of Affymetrix, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1998, filed with the Securities and Exchange Commission.



                                          /s/ Ernst & Young LLP



Palo Alto, California
February 7, 2000